Exhibit 4.2

EXECUTION VERSION

PUBLIC STORAGE

AS ISSUER

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS TRUSTEE

FIFTH SUPPLEMENTAL INDENTURE

Dated as of April 23, 2021

$700,000,000 FLOATING RATE SENIOR NOTES DUE 2024

SUPPLEMENT TO INDENTURE

DATED AS OF SEPTEMBER 18, 2017, BETWEEN

PUBLIC STORAGE (AS ISSUER)

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION (AS TRUSTEE)

FIFTH SUPPLEMENTAL INDENTURE, dated as of April 23, 2021 (this “Fifth Supplemental Indenture”), between PUBLIC STORAGE, a Maryland real estate investment trust (the “Issuer”), having its principal executive office located at 701 Western Avenue, Glendale, CA 91201 and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States (the “Trustee”), which supplements that certain Indenture, dated as of September 18, 2017, by and between the Issuer and the Trustee (the “Base Indenture,” and together with this Fifth Supplemental Indenture, the “Indenture”).

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of the Base Indenture to the Trustee to provide for the issuance from time to time for its lawful purposes of debt securities evidencing the Issuer’s debentures, Notes or other evidences of indebtedness.

WHEREAS, Section 301 of the Base Indenture provides that by means of a supplemental indenture the Issuer may create one or more series of the Issuer’s debt securities and establish the form, terms and provisions thereof.

WHEREAS, the Issuer intends by this Fifth Supplemental Indenture to (i) create a series of the Issuer’s debt securities, in an initial aggregate principal amount equal to $700,000,000, entitled Floating Rate Senior Notes due 2024 (the “Notes”) and (ii) establish the form and the terms and provisions of the Notes.

WHEREAS, the consent of Holders to the execution and delivery of this Fifth Supplemental Indenture is not required, and all other actions required to be taken under the Base Indenture with respect to this Fifth Supplemental Indenture have been taken.

NOW, THEREFORE IT IS AGREED:

ARTICLE ONE

DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

Section 1.1 Definitions. Capitalized terms used but not otherwise defined in this Fifth Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. In addition, the following terms shall have the following meanings with respect to this Fifth Supplemental Indenture and the Notes to be equally applicable to both the singular and the plural forms of the terms set forth below:

“Adjusted EBITDA” means, for any period, the Issuer’s Pro Rata Share of EBITDA for such period; provided, that, so long as any of PS Business Parks and Shurgard Europe is not a Subsidiary of the Issuer, “Adjusted EBITDA” shall include the amount of dividends, distributions or interest paid in cash by any such entity that is not a Subsidiary to the Issuer or any of its Subsidiaries during the applicable period.

“Benchmark” means, initially, Compounded SOFR, as such term is defined below; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:

(1) the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by the Issuer or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Issuer or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Issuer or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means Wells Fargo Bank, National Association until a successor Calculation Agent shall become such with respect to the Notes pursuant to this Fifth Supplemental Indenture, and thereafter “Calculation Agent” shall mean the Person who is then the Calculation Agent hereunder.

“Capitalization Rate” means 6.75%.

“Capitalized Property Value” means, with respect to any Person, (a) Property EBITDA of such Person for the four (4) consecutive fiscal quarters ended on a Reporting Date divided by (b) the Capitalization Rate.

“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial Interest Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial Interest Period, the SOFR Index value on April 21, 2021;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or in the final Interest Period, relating to the Maturity Date, or in the case of the redemption of any Notes, relating to the applicable Redemption Date); and

“dc” is the number of calendar days in the relevant Observation Period.

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for “SOFR Averages”, and definitions required for such formula, published on the SOFR Administrator’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this paragraph, references in the “SOFR Averages” compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

“Debt” means, without duplication, the Issuer’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with GAAP, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on Property or other assets owned by the Issuer or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP, (iii) reimbursement obligations in connection with any letters of credit actually issued and called, (iv) any lease of property by the Issuer or any Subsidiary as lessee which is reflected in the Issuer’s balance sheet as a finance lease, in accordance with GAAP; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Issuer or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than the Issuer or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another Person, the Issuer’s or Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets or such other applicable assets); and provided, further, that Debt excludes Intercompany Debt.

“Depository” means The Depository Trust Company and includes its successors.

“Development Property” means a Property currently under development on which the improvements have not been completed, or a Property where development has been completed as evidenced by a certificate of occupancy for the entire Property for the 36-month period following the issuance of such certificate of occupancy (provided that the Issuer may at its option elect to remove a Property from the category of Development Properties prior to the completion of the 36-month period, but any such Property may not be reclassified as a Development Property). The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Issuer, any Subsidiary or any joint venture of the Issuer upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition.

“EBITDA” means, with respect to any Person, for any period and without duplication, net earnings (loss) of such Person for such period excluding the impact of the following amounts with respect to any Person (but only to the extent included in determining net earnings (loss) for such period): (i) depreciation and amortization expense and other non-cash charges of such Person for such period; (ii) interest expense of such Person for such period; (iii) income tax expense of such Person in respect of such period; (iv) extraordinary and nonrecurring gains and losses of such Person for such period, including without limitation, gains and losses from the sale of assets, write-offs and forgiveness of debt, foreign currency translation gains or losses; and (v) non-controlling interests; minus (vi) if during such period any of PS Business Parks or Shurgard Europe is not a Subsidiary of the Issuer, the impact on EBITDA of each of the foregoing Persons that is not a Subsidiary.

“Encumbered Asset Value” means, with respect to any Person, for any date, the portion of Total Assets serving as collateral for Secured Debt as of such date.

“Equity Interests” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Fair Market Value” means, (a) with respect to a security listed (or an unlisted convertible security that is convertible into a security listed) on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions, and (b) with respect to any other asset, book value (determined in accordance with GAAP).

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to the Issuer’s consolidated financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, the Issuer may, in its sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America, consistently applied, as in effect as of the end of any calendar quarter selected by the Issuer, in the Issuer’s sole discretion, that is on or after June 30, 2017 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.

“Indenture” means the Base Indenture as supplemented by this Fifth Supplemental Indenture and as further amended, modified or supplemented with respect to the Notes pursuant to the provisions of the Base Indenture.

“Intercompany Debt” means, as of any date, Debt to which the only parties are the Issuer and any of its Subsidiaries, but only so long as that Debt is held solely by any of the Issuer and any of its Subsidiaries as of that date and, provided that, in the case of Debt owed by the Issuer to any Subsidiary, the Debt is subordinated in right of payment to the holders of the Notes.

“Interest Expense” means, for any period, the Issuer’s Pro Rata Share of interest expense for such period, with other adjustments as are necessary to exclude: (i) the effect of items classified as extraordinary items, in accordance with GAAP; (ii) amortization of debt issuance costs; (iii) prepayment penalties and (iv) non-cash swap ineffectiveness charges.

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date (or in the final Interest Period, before the Maturity Date, or in the case of the redemption of any Notes, before the applicable Redemption Date).

“Interest Period” means (i) the period commencing on any Interest Payment Date (or, with respect to the initial Interest Period only, commencing on April 23, 2021) to, but excluding, the next succeeding Interest Payment Date; (ii) in the case of the last such Interest Period, from, and including, the Interest Payment Date immediately preceding the Maturity Date to but excluding such Maturity Date; or (iii) in the event of any redemption of the Notes, from and including the Interest Payment Date immediately preceding the applicable Redemption Date to, but excluding, such Redemption Date.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Marketable Securities” means: (a) common or preferred Equity Interests which are listed on Nasdaq or have trading privileges on the New York Stock Exchange, the NYSE American, or another recognized national United States securities exchange, the London Stock Exchange, Euronext or another recognized European securities exchange; (b) convertible securities which can be converted at any time into common or preferred Equity Interests of the type described in the immediately preceding clause (a); and (c) securities evidencing indebtedness issued by Persons which have an investment grade credit rating by a nationally recognized statistical rating organization; provided that Marketable Securities shall not include any securities that are considered cash equivalents.

“Maturity Date” means April 23, 2024.

“Observation Period” means, in respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the applicable Redemption Date).

“Pro Rata Share” means any applicable figure or measure of the Issuer and its Subsidiaries on a consolidated basis, less any portion attributable to noncontrolling interests, plus the Issuer’s or its Subsidiaries’ allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures. For the avoidance of doubt, and except as otherwise specified in this Fifth Supplemental Indenture, so long as any of PS Business Parks and Shurgard Europe is not a Subsidiary of the Issuer, the calculations of such figures or measures shall exclude the impact of any such entity that is not a Subsidiary.

“Property” means a parcel (or group of related parcels) of real property.

“Property EBITDA” means, for any period, the Issuer’s Pro Rata Share of EBITDA for such period adjusted to add back the impact of corporate level general and administrative expenses.

“PS Business Parks” means PS Business Parks, Inc., PS Business Parks, L.P. and any of their Subsidiaries and their respective successors and assigns.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 1.4(e) hereof, the date fixed for such redemption in accordance with the provisions of Section 1.4(e) hereof.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time and (2) if the Benchmark is not Compounded SOFR, the time determined by the Issuer or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reporting Date” means the date ending the most recently ended fiscal quarter of the Issuer for which the Issuer’s consolidated financial statements are publicly available, it being understood that at any time when the Issuer is not subject to the informational requirements of the Exchange Act, the term “Reporting Date” shall be deemed to refer to the date ending the fiscal quarter covered by the Issuer’s most recent quarterly financial statements delivered to the Trustee or, in the case of the last fiscal quarter of the year, the Issuer’s annual financial statements delivered to the Trustee.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the Issuer’s Property or other assets or the Property or other assets of any Subsidiary.

“Shurgard Europe” means Shurgard Self Storage SA and its Subsidiaries and their respective successors and assigns.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or any successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, which as of the date of this Fifth Supplemental Indenture is at http://newyorkfed.org, or any successor source.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the last paragraph of the definition of “Compounded SOFR” or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to Section 1.4(c).

The interest rate for any Interest Period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that Interest Period has been determined.

“Subsidiary” means, for any Person, a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person and, for the purposes of this definition, “voting stock, partnership interests, or membership interests” means interests having control over the selection of directors, managers, or trustees, as the case may be, whether at all times or only so long as no senior interest has such voting power by reason of any contingency. Unless the context otherwise requires, “Subsidiary” refers to a Subsidiary of the Issuer. Notwithstanding the foregoing, none of the Persons comprising PS Business Parks or Shurgard Europe shall at any time constitute or be considered to be a Subsidiary of the Issuer for any purpose of the Indenture so long as (a) any class of Equity Interests of the applicable holding company of PS Business Parks or Shurgard Europe, as applicable, is publicly traded or (b) such holding company is not a wholly-owned subsidiary of the Issuer.

“Total Assets” means, as of any date, the sum (without duplication) of: (a) the Capitalized Property Value of the Issuer and its Subsidiaries, excluding Capitalized Property Value attributable to Properties acquired or disposed of by the Issuer or any Subsidiary during the four (4) consecutive quarters ending on such date and Development Properties; (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of the Issuer and its Subsidiaries at such time; (c) the Pro Rata

Share of the current undepreciated book value of Development Properties and all land held for development; (d) the Pro Rata Share of the purchase price paid by the Issuer or any Subsidiary (less the Pro Rata Share of any amounts paid to the Issuer or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements, and without regard to allocations of property purchase prices pursuant to Statement of Financial Accounting Standards No. 141 or other provisions of GAAP) for any Property or business acquired by the Issuer or such Subsidiary during the four (4) consecutive quarters ending on such date; (e) the contractual purchase price of Properties of the Issuer and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Debt; and (f) the Fair Market Value of all Marketable Securities owned by the Issuer or any of its Subsidiaries, plus all other assets of the Issuer and its Subsidiaries (the value of which is determined in accordance with GAAP but excluding assets classified as intangible under GAAP), excluding Equity Interests in Shurgard Europe or PS Business Parks if such interests are not Marketable Securities. The Issuer shall have the option to include Capitalized Property Value under clause (a) above from any such Properties that are otherwise subject to valuation under clause (c) or (d) above; provided, however, that if such election is made, any value attributable to such Properties under clause (c) or (d) above shall be excluded from the determination of the amount under clause (c) or (d).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unencumbered Assets” means, as of any date, Total Assets as of such date less Encumbered Asset Value as of such date.

“Unsecured Debt” means Debt that is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of the Issuer’s Property or other assets or the Property or other assets of any Subsidiary.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Section 1.2 Creation of the Notes. In accordance with Section 301 of the Base Indenture, the Issuer hereby creates the Notes as a separate series of its senior debt securities, entitled “Floating Rate Senior Notes due 2024”, issued pursuant to the Indenture. The Notes shall initially be limited to an aggregate principal amount equal to $700,000,000, subject to the exceptions set forth in Section 301(2) of the Base Indenture and Section 1.4(g) hereof.

Section 1.3 Form of the Notes. The Notes will be issued in the form of one or more permanent fully registered global securities (the “Global Note”) that will be deposited with, or on behalf of the Depository, and registered in the name of the Depository or its nominee, as the case may be, subject to Section 305 of the Base Indenture. So long as the Depository, or its nominee, is the registered owner of the Global Note, the Depository or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

Section 1.4 Terms and Provisions of the Notes. The Notes shall be governed by all of the terms and provisions of the Base Indenture, as supplemented by this Fifth Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

(a) Registration and Form. The Notes shall be issuable in registered form without coupons in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication and the Notes shall be substantially in the form of Exhibit A attached hereto.

(b) Payment of Principal and Interest. All payments of principal and interest in respect of the Global Notes will be made by the Issuer in immediately available funds to the Depository or its nominee, as the case may be, as the Holder of each of the Global Notes. The Notes shall mature, and the unpaid principal thereon, will be payable, on April 23, 2024, subject to the provisions of the Base Indenture. Subject to Section 1.4(c), the per annum interest rate on the Notes in effect for each day of an Interest Period will be equal to Compounded SOFR, reset quarterly, plus 47 basis points (0.470%). Interest on the Notes will be payable quarterly in arrears on each January 23, April 23, July 23 and October 23, commencing July 23, 2021 (each, an “Interest Payment Date”) and on the Stated Maturity as specified in this Section 1.4(b), to the Persons in whose names the Notes are registered in the Security Register applicable to the Notes at the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding each Interest Payment Date. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall be the next succeeding Business Day, unless the next succeeding Business Day is the next succeeding calendar month, in which case such Interest Payment Date shall be the immediately preceding Business Day. Interest on the Notes shall be computed on the basis of a 360-day year and the actual number of days in the Observation Period. On each Interest Payment Determination Date relating to the applicable Interest Payment Date, the Calculation Agent will calculate the amount of accrued interest payable on the Notes for each Interest Period by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. Interest on the Notes shall accrue from April 23, 2021. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Additionally, the interest rate on the Notes will in no event be lower than zero.

(c) Effect of Benchmark Transition Event.

(1) Notwithstanding anything to the contrary in the Base Indenture, this Fifth Supplemental Indenture and the Notes, if the Issuer or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth in this Section 1.4(c) will thereafter apply to all determinations of the rate of interest payable on the Notes. For the avoidance of doubt, in accordance with this Section 1.4(c), after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each Interest Period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement and the applicable margin.

(2) If the Issuer or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(3) In connection with the implementation of a Benchmark Replacement, the Issuer or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(4) Any determination, decision or election that may be made by the Issuer or its designee pursuant to this Section 1.4(c), including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection: (i) will be conclusive and binding absent manifest error; (ii) if made by the Issuer, will be made in its sole discretion; (iii) if made by the Issuer’s designee, will be made after consultation with the Issuer, and such designee will not make any such determination, decision or election to which the Issuer objects; and (iv) notwithstanding anything to the contrary in the Base Indenture, this Fifth Supplemental Indenture or the Notes, shall become effective without consent from the holders of the Notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Issuer or its designee (which may be the Issuer’s affiliate) on the basis as described above, and in no event shall the Calculation Agent be responsible for making any such determination, decision or election. The Issuer shall notify the Trustee and the Calculation Agent in writing of the party that has been appointed by the Issuer as its designee.

(5) The interest rate and amount of interest to be paid on the Notes for each Interest Period will be determined by the Calculation Agent. The Issuer may change the Calculation Agent at any time without notice and the Calculation Agent may resign as Calculation Agent at any time with prior written notice to the Issuer. The Calculation Agent will, upon the request of any Holder of the Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Issuer and the Holders of the Notes. So long as Compounded SOFR is required to be determined with respect to the Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish Compounded SOFR for any Interest Period, or that the Issuer proposes to remove such Calculation Agent, the Issuer shall appoint another calculation agent.

(6) None of the Trustee, the Paying Agent and the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, the Paying Agent and the Calculation Agent shall be entitled to conclusively rely on any determinations made by the Issuer or its designee without independent investigation, and none will have any liability for actions taken at the Issuer’s direction in connection therewith.

(7) None of the Trustee, the Paying Agent and the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth herein as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of the Notes and reasonably required for the performance of such duties. None of the Trustee, the Paying Agent or the Calculation Agent shall be responsible or liable for the Issuer’s actions or omissions or for those of its designee, or for any failure or delay in the performance by the Issuer or its designee, nor shall any of the Trustee, the Paying Agent or the Calculation Agent be under any obligation to oversee or monitor the Issuer’s performance or that of its designee.

(d) Sinking Fund. There shall be no sinking fund provided for the Notes.

(e) Redemption at the Option of the Issuer.

(1) The Issuer shall have the option to redeem the Notes on or after April 23, 2022 in whole, or from time to time in part, at a redemption price (the “Redemption Price”) equal to the principal amount of the Notes being redeemed plus accrued and unpaid interest on such Notes to the Redemption Date.

(2) The Issuer shall not redeem the Notes pursuant to Section 1.4(e)(1) hereof on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

(f) Payment of Notes Called for Redemption by the Issuer.

(1) If notice of redemption has been given as provided in Article Eleven of the Base Indenture (as amended by the Fifth Supplemental Indenture), the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Issuer shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds irrevocably deposited with it sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be Outstanding on and after the date of the deposit, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, and (c) the Holders of the Notes being redeemed shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On surrender of such Notes at the place of payment specified in such notice, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date.

(2) The Notes will not be convertible or exchangeable for any other security or property.

(g) Additional Issues. The Issuer may, from time to time, without the consent of or notice to the Holders of the Notes, create and issue further notes having the same terms and conditions as the Notes in all respects, except for the issue date and, to the extent applicable, the issue price, the payment of interest accruing prior to the issue date and the first Interest Payment Date. Additional notes issued in this manner shall be consolidated with, and shall form a single series with, the previously outstanding Notes; provided, however, that the issuance of such additional notes will not be so consolidated for United States federal income tax purposes unless such issuance constitutes a “qualified reopening” within the meaning of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

Section 1.5 Book-Entry Provisions. This Section 1.5 shall apply only to the Global Notes deposited with or on behalf of the Depository.

(a) The Issuer shall execute and the Trustee shall, in accordance with this Section 1.5 and Section 303 of the Base Indenture, authenticate and deliver the Global Notes that shall be registered in the name of the Depository or its nominee and shall be held by the Trustee as custodian for the Depository.

(b) Participants of the Depository shall have no rights either under the Indenture or with respect to the Global Notes. The Depository or its nominee, as applicable, shall be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner and Holder of each such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or its nominee, as applicable, or impair, as between the Depository and its participants, the operation of customary practices of such Depository governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

ARTICLE TWO

ADDITIONAL COVENANTS FOR BENEFIT OF HOLDERS OF NOTES

In addition to the covenants set forth in the Base Indenture, the Issuer hereby further covenants as follows, the following covenants being for the sole benefit of the Holders of the Notes:

Section 2.1 Limitations on Incurrence of Debt.

(a) Aggregate Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and any other Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Debt and the application of the proceeds from such Debt and such other Debt on a pro forma basis, the aggregate principal amount of the Issuer’s Debt would exceed 65% of the sum of the following (without duplication): (1) the Issuer’s Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

(b) Secured Debt Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Secured Debt if, immediately after giving effect to the incurrence of such Secured Debt and any other Secured Debt incurred or repaid since the end of the most recent Reporting Date prior to the incurrence of such Secured Debt and the application of the proceeds from such Secured Debt and such other Secured Debt on a pro forma basis, the aggregate principal amount of the Issuer’s Secured Debt would exceed 50% of the sum of the following (without duplication): (1) the Issuer’s Total Assets as of such Reporting Date; (2) the aggregate purchase price of any assets acquired, and the aggregate amount of proceeds received from any incurrence of other Debt and any securities offering proceeds received (to the extent such proceeds were not used to acquire assets or used to reduce Debt), by the Issuer or any of its Subsidiaries since the end of the most recent Reporting Date prior to the incurrence of such Debt; and (3) the proceeds or assets obtained from the incurrence of such Secured Debt and other securities issued as part of the same transaction on a pro forma basis (including assets to be acquired in exchange for debt assumption and security issuance as in the case of a merger).

(c) Debt Service Test. The Issuer will not, and will not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Adjusted EBITDA to Interest Expense for the four (4) consecutive fiscal quarters ended on the most recent Reporting Date prior to the incurrence of such Debt would be less than 1.50 to 1.00, and calculated on the following assumptions (without duplication): (1) such Debt and any other Debt incurred since such Reporting Date and outstanding on the date of determination had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such four-quarter period; (2) the repayment or retirement of any other Debt since such Reporting Date had occurred on the first day of such four-quarter period; and (3) in the case of any acquisition or disposition by the Issuer or any of its Subsidiaries of any asset or group of assets since such Reporting Date, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If any Debt incurred during the period from such Reporting Date to the date of determination bears interest at a floating rate, then, for purposes of calculating the Interest Expense, the interest rate on such Debt will be computed on a pro forma basis as if the average daily rate during such interim period had been the applicable rate for entire relevant four-quarter period. For purposes of the foregoing, Debt will be deemed to be incurred by a Person whenever such Person creates, assumes, guarantees or otherwise becomes liable in respect thereof.

(d) Maintenance of Total Unencumbered Assets. As of each Reporting Date, the Issuer’s Unencumbered Assets will not be less than 125% of the Issuer’s Unsecured Debt.

Section 2.2 Covenant Defeasance and Waiver of Covenant. The covenants set forth in Section 2.1 shall be subject to covenant defeasance under Section 402(3) of the Base Indenture and subject to waiver under Section 1006 thereof.

Section 2.3 Merger, Consolidation or Sale. The Issuer may consolidate with or into, or sell, assign, convey, transfer or lease all or substantially all of its property and assets to, any other entity, provided that:

(1)

it shall be the continuing entity, or the successor entity (if other than the Issuer) formed by or resulting from such consolidation or merger or which shall have received such sale, assignment, conveyance, transfer or lease of property and assets shall be an entity domiciled in the United States of America, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and interest on all of the Notes, and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;

(2)

immediately after giving effect to the transaction and treating the Pro Rata Share of any indebtedness which becomes the Issuer’s obligation or the obligation of a Subsidiary or any of its unconsolidated joint ventures as a result thereof and is not repaid substantially concurrently with the transaction as having been incurred by the Issuer, that Subsidiary or that unconsolidated joint venture at the time of the transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(3)	an Officer’s Certificate and Opinion of Counsel covering these conditions is delivered to the Trustee.

ARTICLE THREE

TRUSTEE

Section 3.1 Trustee. The Trustee is appointed as the principal paying agent, transfer agent and registrar for the Notes and for the purposes of Section 1002 of the Base Indenture. The Notes may be presented for payment at the Corporate Trust Office of the Trustee or at any other agency as may be appointed from time to time by the Issuer in the continental United States. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or the due execution hereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

Section 3.2 Preferential Collection of Claims. If the Trustee shall be or become a creditor of the Issuer (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of the claims against the Issuer (or any such other obligor). The Trustee is permitted to engage in other transactions with the Issuer and its Affiliates. If, however, it acquires any conflicting interest under the Trust Indenture Act relating to any of its duties with respect to the Notes, it must eliminate that conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

Section 4.1 Ratification of Base Indenture. This Fifth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Fifth Supplemental Indenture and the Base Indenture, the language of this Fifth Supplemental Indenture shall control.

Section 4.2 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.3 Successors and Assigns. All covenants and agreements in this Fifth Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 4.4 Separability Clause. In case any one or more of the provisions contained in this Fifth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.5 Governing Law. The Base Indenture and this Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. This Fifth Supplemental Indenture is subject to the provisions of the Trust Indenture Act, that are required to be part of this Fifth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 4.6 Counterparts. This Fifth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. This Fifth Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or endorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed all as of the day and year first above written.

PUBLIC STORAGE
as Issuer

By:	/s/ H. Thomas Boyle
Name: H. Thomas Boyle
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Fifth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]

EXHIBIT A

Form of Floating Rate Senior Note due 2024

THIS GLOBAL NOTE IS HELD BY OR ON BEHALF OF THE DEPOSITORY (AS DEFINED IN THE FIFTH SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PUBLIC STORAGE

FLOATING RATE SENIOR NOTE DUE 2024

No. [•]

CUSIP No.:    74460WAB3

ISIN:        US74460WAB37

$[•]

Public Storage, a Maryland real estate investment trust (herein called the “Issuer,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.]*, or its registered assigns, the principal sum of [•] ($[•]), [or such lesser amount as is set forth in the Schedule of Increases or Decreases In the Global Note on the other side of this Note]*, on April 23, 2024 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, quarterly on January 23, April 23, July 23 and October 23 of each year, commencing July 23, 2021 on said principal sum at said office or agency, in like coin or currency, at the rate equal to Compounded SOFR, reset quarterly, plus 47 basis points (0.470%), determined as provided herein, from the immediately preceding interest payment date to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from April 23, 2021 until payment of said principal sum has been made or duly provided for. Unless otherwise provided in or pursuant to the Indenture, at the option of the Issuer, interest on the Notes due and payable on any Interest Payment Date may be paid by mailing a check to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States of America; provided, that the Paying Agent shall have received appropriate wire transfer instructions at least five Business Days prior to the Interest Payment Date. Any such interest which is punctually paid or duly provided for on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

*	Include only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: __________, _____

PUBLIC STORAGE
as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-named Indenture.

Dated: __________, _____

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE SIDE OF NOTE

PUBLIC STORAGE

FLOATING RATE SENIOR NOTE DUE 2024

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Floating Rate Senior Notes due 2024 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of September 18, 2017 (herein called the “Base Indenture”), between the Issuer and Wells Fargo Bank, National Association, as trustee (herein called the “Trustee”), as supplemented by the Fifth Supplemental Indenture dated as of April 23, 2021 (herein called the “Fifth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Issuer and the Trustee, to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes. Defined terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

On or after April 23, 2022, the Issuer shall have the option to redeem the Notes at any time in whole, or from time to time in part, at a Redemption Price equal to the principal amount of the Notes being redeemed plus accrued and unpaid interest on such Notes to the Redemption Date.

The Issuer shall not redeem the Notes pursuant to Section 1.4(e)(1) of the Fifth Supplemental Indenture on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or annulled on or prior to such date (except in the case of an acceleration resulting from a default by the Issuer in the payment of the Redemption Price with respect to the Notes to be redeemed).

If an Event of Default (other than an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least twenty five percent (25%) in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Section 501(5), 501(6) or 501(7) of the Base Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 902 of the Base Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default with respect to the Notes, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year and the actual number of days in the Observation Period.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and any multiple of $1,000 in excess thereof. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, Notes may be transferred or may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 1.4(e) of the Fifth Supplemental Indenture and Article Eleven of Base Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except to the extent expressly provided in Article Sixteen of the Base Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any past, present or future general partner, limited partner, member, employee, incorporator, controlling person, stockholder, officer, director or agent, as such, of the Issuer or of any of the Issuer’s predecessors or successors, either directly or through the Issuer, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Additionally, the interest rate on the Notes will in no event be lower than zero.

On each Interest Payment Determination Date relating to the applicable Interest Payment Date, Wells Fargo Bank, National Association (the “Calculation Agent”) will calculate the amount of accrued interest payable on the Notes for each Interest Period by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360.

“Interest Period” means (i) the period commencing on any Interest Payment Date (or, with respect to the initial Interest Period only, commencing on April 23, 2021) to, but excluding, the next succeeding Interest Payment Date; (ii) in the case of the last such Interest Period, from, and including, the Interest Payment Date immediately preceding the Maturity Date to but excluding such Maturity Date; or (iii) in the event of any redemption of the Notes, from and including the Interest Payment Date immediately preceding the applicable Redemption Date to, but excluding, such Redemption Date.

“Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial Interest Period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial Interest Period, the SOFR Index value on April 21, 2021;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or in the final Interest Period, relating to the Maturity Date, or in the case of the redemption of any Notes, relating to the applicable Redemption Date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date (or in the final Interest Period, before the Maturity Date, or in the case of the redemption of any Notes, before the applicable Redemption Date).

“Observation Period” means, in respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date, or in the case of the redemption of any Notes, preceding the applicable Redemption Date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the last paragraph of the definition of “Compounded SOFR” in the Fifth Supplemental Indenture; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or any successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, which as of the date of the Fifth Supplemental Indenture is at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the Notes, if the Issuer or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each Interest Period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement and the applicable margin.

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for “SOFR Averages”, and definitions required for such formula, published on the SOFR Administrator’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this paragraph, references in the “SOFR Averages” compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

If the Issuer or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, the Issuer or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by the Issuer or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection: (i) will be conclusive and binding absent manifest error; (ii) if made by the Issuer, will be made in its sole discretion; (iii) if made by the Issuer’s designee, will be made after consultation with the Issuer, and such designee will not make any such determination, decision or election to which the Issuer objects; and (iv) notwithstanding anything to the contrary in the Base Indenture, the Fifth Supplemental Indenture and herein, shall become effective without consent from the holders of the Notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Issuer or its designee (which may be the Issuer’s affiliate) on the basis as described above, and in no event shall the Calculation Agent be responsible for making any such determination, decision or election.

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:

(1) the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3) the sum of: (a) the alternate rate of interest that has been selected by the Issuer or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:

(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of Interest Period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Issuer or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Issuer or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Issuer or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The interest rate and amount of interest to be paid on the Notes for each Interest Period will be determined by the Calculation Agent. Wells Fargo Bank, National Association is currently serving as the Calculation Agent; however, the Issuer may change the Calculation Agent at any time without notice and Wells Fargo, National Association may resign as Calculation Agent at any time with prior written notice to the Issuer. The Calculation Agent will, upon the request of any Holder of the Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Issuer and the Holders of the Notes. So long as Compounded SOFR is required to be determined with respect to the Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish Compounded SOFR for any Interest Period, or that the Issuer proposes to remove such Calculation Agent, the Issuer shall appoint another calculation agent.

None of the Trustee, the Paying Agent and the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what

Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the Trustee, the Paying Agent and the Calculation Agent shall be entitled to conclusively rely on any determinations made by the Issuer or its designee without independent investigation, and none will have any liability for actions taken at the Issuer’s direction in connection therewith.

None of the Trustee, the Paying Agent and the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth herein a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Note and reasonably required for the performance of such duties. None of the Trustee, the Paying Agent or the Calculation Agent shall be responsible or liable for the Issuer’s actions or omissions or for those of its designee, or for any failure or delay in the performance by the Issuer or its designee, nor shall any of the trustee, the paying agent or the Calculation Agent be under any obligation to oversee or monitor the Issuer’s performance or that of its designee.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _______________________________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ___________________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE *

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount at maturity of this Global Note	Amount of increase in Principal Amount at maturity of this Global Note	Principal Amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.